NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION
PURCHASES
SECURITY SERVICES BUSINESS
IN FLORIDA

Lagrangeville, New York***June 14, 2006***Command Security Corporation (“Command”) (OTCBB: CMMD.OB) announced today that it has closed on the purchase of the security guard business of Sterling Protective Group, Inc. (“Sterling”), a provider of security services primarily in Miami Dade and Broward counties in Florida. Sterling had estimated annual sales for 2005 of approximately $3.0 million. Sterling has 110 employees based principally in Miami, Florida. The purchase price for the business was $750,000.

With its existing organization in Florida, Command is well positioned to serve the increasing demand for security services in the south Florida market.

Commenting on the purchase, Barry Regenstein, Command’s President stated, “Sterling has been a well-known provider of quality security services to their customers and the Florida marketplace. Their people and principles are aligned with those of Command and are a natural fit as we continue to expand our network while remaining cognizant of the integrity of our operations and providing exceptional customer service.”

Command provides aviation and security guard services through company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon and Pennsylvania.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Factors Affecting Future Financial Results” in the Company’s annual report on Form 10-KSB for the year ended March 31, 2005, and such other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.